Exhibit 8.1

Subsidiaries of Swvl Holdings Corp

Legal Name	Country of Incorporation
Pivotal Merger Sub Company I	Cayman Islands
Swvl For Smart Transport Applications and Services LLC	Egypt
Swvl Global FZE	United Arab Emirates
Swvl Holdco Corp	British Virgin Islands
Swvl Inc.	British Virgin Islands
Swvl MY For Information Technology SDN BHD	Malaysia
Swvl NBO Limited	Kenya
SWVL Saudi for Information Technology	Saudi Arabia
Swvl Technologies FZE	United Arab Emirates
Swvl Technologies Limited	Kenya
Swvl Germany GmbH (formerly “Blitz B22-203 GmbH”)	Germany
Door2Door GmbH